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                                                                 EXHIBIT 2.11

                           SECURED PROMISSORY NOTE
                           Los Angeles, California

$584,361.54                                                April 25, 1997

    FOR VALUE RECEIVED, the undersigned ("Makers") promises to pay to the order of GOLDEN STATE GRAPHICS, INC. ("Payee") at 14403 South Main Street, Gardena, California 90248, or at such other address as the holder of this Note shall direct, the principal sum of Five Hundred Eighty-Four Thousand Three Hundred Sixty-One Dollars and Fifty-Four Cents ($584,361.54) plus accrued interest through April 18, 1997 of Twenty Thousand Eight Hundred Sixty-Four Dollars and Seventy-Three Cents ($20,864.73) as hereinafter provided, commencing on June 1, 1997 and continuing on the same date of each succeeding month until the entire remaining unpaid principal balance of this Note, plus any and all accrued and unpaid interest, shall be due and payable.

    The principal and the aggregate of the interest thereon shall be payable in monthly installments consisting of twenty percent (20%) of the amount of each monthly invoice, commencing with the invoice for goods and services provided in May 1997, from Payee to Maker, provided, however, that each monthly payment shall be not less that Fifteen Thousand Dollars ($15,000.00) nor more than Twenty-Five Thousand Dollars ($25,000.00). Monthly invoices for goods and services provided after April 25, 1997 by payee to makers shall be paid according to terms in addition to the minimum payments provided for in this note. Payments will be credited first toward interest and then towards a reduction of Principal owing under this Note until all amounts owing under this Note are paid in full. This Note shall bear interest on the unpaid principal balance hereof from time to time outstanding at a rate equal to ten percent (10%) per annum. Principal of and interest on this Note shall be payable in lawful money of the United States of America.

    In the event any payment due under this Note is not paid in full when due, or if any other default or event of default occurs hereunder, under the Security Agreement or under any other present or future instrument, document, or agreement between Makers and Payee (collectively "Events of Default"), Payee may give Maker written notice of default, which if not cured by Maker within 20 days of receipt of notice of default, and at Payee's option, at any time thereafter, declare the entire unpaid principal balance of this Note plus all accrued interest to be immediately due and payable, without notice or demand. The acceptance of any installment of principal or interest by Payee after the time when it becomes due as herein specified shall not be held to establish a custom, or to waive any rights of Payee to enforce payment when due of any further installments or any other rights, nor shall any failure or delay to exercise any rights be held to waive the same.

    All payments hereunder are to be applied first to costs and fees referred to hereunder, second to the payment of accrued interest and the remaining balance to the payment of principal. Any principal prepayment hereunder shall be applied against principal payments in the inverse order of maturity. Payee shall have the continuing and exclusive right to apply or reverse and reapply any and all payments hereunder.

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    Makers agree to pay all costs and expenses (including without limitation attorney's fees) incurred by Payee in connection with or related to this Note, or its enforcement, whether or not suit be brought. Makers hereby waive presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, acceptance, performance, default or enforcement of this Note.

    This note is secured by the Security Agreement and all other present and future Security Agreements between Makers and Payee. Nothing herein shall be deemed to limit any of the terms or provisions of the Security Agreement or any other present or future document, instrument or agreement, between Makers and Payee, and all of Payee's rights and remedies hereunder and thereunder are cumulative.

    In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

    No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by a duly authorized officer of Payee, and then only to the extent therein specifically set forth. If more than one person executes this Note, their obligations hereunder shall be joint and several.

    This Note is payable in, and shall be governed by the laws of, the State of California.

                                       OSP PUBLISHING, INC.

                                       /s/ JOSEPH C. ANGARD
                                       -----------------------------------
                                       President

                                       /s/ WALTER M. LACHER
                                       -----------------------------------
                                       Secretary


                                       GLOBAL ONE DISTRIBUTION &
                                       MERCHANDISING INC.

                                       /s/ GEORGE J. VRABECK
                                       -----------------------------------
                                       President

                                       /s/ WALTER M. LACHER
                                       -----------------------------------
                                       Secretary




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